LIBERTY SILVER SHARES TO RESUME TRADING ON TSX

Toronto, ON — October 19, 2012: Liberty Silver Corp. (TSX: LSL) ("Liberty Silver" or the “Company”) announced today that the cease trade orders imposed by the Securities and Exchange Commission and the Ontario Securities Commission have expired. Trading in its shares on the TSX in Canada will resume on Monday, October 22, 2012. For the present, the Company's stock will not immediately be listed, traded or quoted on any of the OTC Markets. The Company is taking steps to meet requirements necessary to permit its stock to resume trading on the OTCBB. The Company’s stock may be traded in the US on the “grey market” or through US broker dealers who have access to the TSX.

The Company advises the investment community that it has never provided any form of compensation to a newsletter writer or anyone else for investment research or to recommend investment in the Company's shares. The Company also advises that it has no contractual or other relationship with Mr. Robert Genovese, BG Capital Group or any other company owned or controlled by Mr. Genovese (the “Genovese Companies”) other than a subscription to a private placement in November 2011 by a company controlled by Mr. Genovese. The Company has engaged Spinnaker Capital Markets Inc. and Navigator Ltd. to provide investor relations services for the Company. The Company also confirms that Spinnaker Capital Markets Inc. and Navigator Ltd. do not have, and have never had, a contractual or other relationship with any of Mr. Genovese and the Genovese Companies. In addition, the Company confirms that Mr. Genovese has never had the right to nominate, and has not nominated, an appointee to the Board of Directors of the Company, and the officers and directors of the Company have not had, and have never had, a business relationship with Mr. Genovese concerning the Company.

The Company wishes to advise the investment community that all official information regarding the Company must be derived solely from disclosure documents filed on www.sedar.com, www.sec.gov and the Company’s website (www.libertysilvercorp.com).

“Liberty is pleased to have the trading suspension concluded promptly. Without exception, the Board and management of Liberty take their regulatory responsibilities very seriously and will continue their commitment to full cooperation and transparency with regulators and the market”, said Geoff Browne, Chairman and CEO of Liberty Silver.

Trinity Silver Project Disclosure

As a result of a review by staff of the Ontario Securities Commission, we are providing the following information regarding the Trinity Silver Project to clarify our disclosure.

Overview of the Trinity Silver Project

Liberty is focused on exploring and advancing mineral properties located in North America.  The Trinity Silver Project, located in Pershing County, Nevada is the Company’s flagship project.  The Trinity Silver Project is approximately 10,500 acres in size and includes a former producing mine that represents approximately one percent of the geographic extent of the project.   Liberty Silver has the right to earn a 70 percent interest in the Trinity Silver Project from Renaissance Gold Inc. (“Renaissance”) subject to certain obligations.

The Trinity Silver Project does not contain a mineral reserve and is not currently in production.  Any decision to place the Trinity Silver Project into production requires the support of a feasibility study prepared in accordance with National Instrument 43-101.  At this time the Company has engaged consultants to prepare a scoping study, also known as a preliminary economic assessment, but a scoping-level study does not have sufficient detail or costing estimates to support a prudent production decision.  Accordingly, any decision to commence production on the Liberty Silver Project is neither imminent nor assured, and investors cannot assume that the Liberty Silver Project hosts an economic mine at this time.

Trinity Silver Project NI 43-101 Report

A National Instrument 43-101 Report on the Trinity Silver Project was prepared by Paul D. Hartley, Geologist, and Michael M. Gustin, P.Geo., of Mine Development Associates of Reno, Nevada, and Daniel W. Kappes, P.Eng., of Kappes, Cassiday & Associates of Reno under the title, “Technical Report on the Trinity Project – Pershing County, Nevada”. The National Instrument 43-101 Report is dated December 1, 2011 with an effective date of August 9, 2011, and is filed on www.sedar.com.  The report was prepared for the Company and Renaissance, the optionor of the Trinity Silver Project.  Messrs. Paul D. Hartley, Michael M. Gustin, and Daniel W. Kappes are independent consultants to both the Company and Renaissance.  Messrs. Gustin and Kappes are “qualified persons” under National Instrument 43-101.  The following is a summary of the resource estimate for the Trinity Silver Project provided in the technical report. Please note, based on the reasonable cut-off grade, discussed below, the current inferred resource contains 11.64 Moz Ag. Any other mineral resource estimates, reconstructed estimates, Company estimates, exploration targets, historical stockpile or leach pad estimates, should not be relied upon.

Trinity Inferred Mineral Oxide Resources

Cutoff (oz Ag/ton)	Inferred Oxide Resources
	Tons	oz Ag/ton	oz Ag contained
0.30	12,019,000	0.54	6,490,000
0.40	5,506,000	0.78	4,295,000
0.50	2,863,000	1.1	3,149,000
0.65	1,901,000	1.37	2,605,000
1.00	1,019,000	1.87	1,906,000
2.00	203,000	4.08	828,000

Trinity Inferred Mineral Sulphide Resources

Cutoff (oz/ton Ag equiv)	Inferred Sulfide Resources
	Tons	oz Ag/ton	% Pb	% Zn	oz Ag
1.00	8,408,000	1.27	0.23%	0.43%	10,691,000
1.20	6,113,000	1.56	0.25%	0.43%	9,539,000
1.30	5,336,000	1.69	0.25%	0.43%	9,036,000
1.50	4,119,000	1.97	0.26%	0.42%	8,100,000
2.00	2,288,000	2.70	0.30%	0.37%	6,170,000
3.00	902,000	4.14	0.32%	0.33%	3,731,000

The oxide resources are listed using a cutoff grade of 0.65 oz Ag/t. This cutoff grade was chosen to capture mineralization potentially available to open pit extraction and heap leach processing, and it was derived using a $17 per ounce silver price (three-year average) and a 75% heap leach recovery factor. For the sulphide mineralization, a 1.3 oz/ton Ag-equivalent cutoff grade, chosen to reflect potential open-pit mining, milling, and production of concentrates by flotation. The cutoff assumes 90% recovery by flotation of the silver, lead, and zinc, and metal prices of $17 per ounce for silver and $0.80 per pound for both lead and zinc.

The inferred resource is based upon assay results from a historic database of 306 drill holes as well as processing and recovery data from the historic operation and metallurgical testing. A total of 40 cross sections spaced at 100ft intervals across the deposit were used for the modeling of the Trinity mineral domains.  The technical report noted that some of the assay results from different assay laboratories were inconsistent, but such data was viewed as sufficiently reliable for the purposes of inferred resource estimates. Subsequent to the technical report, drilling conducted by the Company in 2012, see below, provided assay results that support the inferred resource estimate.

Silver mineralization at Trinity occurs as oxidized and unoxidized sulfides in veinlets, as fracture controlled mineralization, and as disseminated zones of tabular mineralization primarily within Tertiary rhyolite porphyry, aphanitic rhyolite, and volcaniclastic rocks.

In addition to the inferred resource defined in the National Instrument 43-101 compliant technical report, the Trinity project has potential mineralized extensions to the north, southwest and at depth below the current pit, that have been drilled previously. These extensions are outside the defined National Instrument 43-101 Report resource area but have the potential to significantly expand the size and scope of the project. The next phase of the project will include a drilling program to attempt to bring these extensions into National Instrument 43-101 compliance.

2012 Geophysical Program

In May 2012, Liberty completed a geophysical program at the Trinity Silver Project, located in Pershing County, Nevada. The Gravity and Induced Polarization (IP) surveys were successful in locating significant new drilling targets concealed by alluvial cover and in delineating the structural fabric of the district. The geophysics program was designed and interpreted by Jim Wright of J.L. Wright Geophysics. All the new data and the substantial amount of historic data relating to past operations at the Trinity Project have been input into a GIS database which will be used to further define future drilling and development of the current inferred resource and multiple exploration targets.

A possible northern extension of the Trinity silver deposit is hypothesized based upon the gravity survey. Historic IP data, acquired in 1983 (the “Historic IP”), indicates a possible northern continuation over this area as well. Historic airborne magnetic results coupled with the gravity and new IP also suggest a continuation of the known mineralization to the southwest along the Trinity fault. The gravity and Historic IP data, coupled with several other data sets, indicate that several target areas exist, including two possible target areas along the strike extensions to the known silver mineralization, and several other untested chargeability anomalies similar to that of the Trinity silver deposit.

2012 Resource Area Drilling Program

In May 2012, Liberty completed a drilling program in the resource area of the Trinity Silver Project consisting of 18 reverse circulation drill holes.  Drilling was directed to the exploration of selected areas adjacent to the inferred resource zone identified in the Company’s 2011 National Instrument 43-101 technical report (the “Resource Area”), as well as confirmation of that resource.

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Hole A12-17, located southeast of the Trinity open pit and Resource Area, intersected significant silver mineralization in the oxide zone with individual 5 ft- thick samples ranging between  1.96 and  15.66 ounce per ton (“opt”) silver

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16 of 18 vertical holes intercepted sample intervals greater than 1 opt silver with grades ranging between 0.56 and  15.66 opt silver

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Confirmation holes drilled inside Resource Area contained intervals consistent with the inferred resource

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Drilling indicates potential for two new extensions from the existing Resource Area

Eighteen vertical drill holes were completed to depths of up to 1,500 feet in rhyolite and underlying metasedimentry host rocks by reverse circulation for a total of approximately 20,000 feet. Drilling tested parts of five (5) geographic domains in the vicinity of the southern end the Trinity open pit mine and the National Instrument 43-101 Resource Area. Sixteen holes intercepted sample intervals greater than 1 opt silver (“Ag”) with grades ranging from 0.56 to  15.66 opt Ag. Sulfide zone samples contain ranging from 0.01  to 1.7 % lead (“Pb”) and 0.01 to 1.6 % zinc (“Zn”).

In addition to 18 holes drilled during the 2012 drilling program, approximately 395 holes were drilled during the period from 1982-2007, mainly by US Borax. While approximately 50 of these holes are widely spaced throughout the approximate 13 square-mile area of interest, the large majority are located within an approximate one square mile area centered on the Trinity open pit silver mine. Based on historical and current assays, all holes contain anomalous silver throughout.  Any previous disclosure by the Company related to the approximate grade based on this drilling should not be relied upon.

Acquisition of Hi Ho Silver Property

In October 2012, Liberty completed the acquisition of approximately 100 acres located adjacent to the former Trinity Mine on the Company’s Trinity Silver Project (the “Hi Ho Property”). The Hi Ho Property was the only acreage not controlled by Liberty Silver or its joint venture partner Renaissance on the Trinity land package.

The Hi Ho Property completes the land package controlled by Liberty Silver and Renaissance. The joint venture comprises over 10,500 acres of contiguous land in an historic Nevada mining district, which includes the Trinity Mine and several other exploration targets. US Borax operated the Trinity Mine from 1988 to 1989, where it produced over 5 million ounces of silver. Operations at the mine were suspended when silver prices declined to less than $5/oz in the late 1980’s. Based upon the drilling results available to the Company from the US Borax drill programs on the Hi Ho Property, the inclusion of the Hi Ho Property has the potential to increase the mineral resources available to the Company.  The Company is also currently evaluating the internal data in conjunction with its recent drilling and geophysical data to determine future drilling targets. The data will be used to update the Company’s current National Instrument 43-101 report.

In closing the Hi Ho Property transaction, Liberty Silver paid cash consideration of US$250,000 plus transaction expenses, issued 2,583,333 Liberty Silver common shares (the “Liberty Silver Shares”) to the vendors at a deemed value of US$1,860,000 (US$0.72 per share), and also granted the vendors a 2% net smelter royalty on future production from the Hi Ho Property. In addition, pursuant to a registration rights agreement between Liberty Silver and the vendors, Liberty Silver will pay the vendors additional consideration as follows:

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if a registration statement is declared effective by the United States Securities Exchange Commission in respect of the Liberty Silver Shares by March 1, 2013, Liberty Silver will issue an additional 277,778 Liberty Silver common shares to the vendors, thereby increasing the total aggregate number of shares issued to  2,861,111 shares at a deemed value of US$2,060,000  (US$0.72 per share); or

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if a registration statement is not declared effective by the United States Securities Exchange Commission in respect of the Liberty Silver Shares by March 1, 2013, Liberty Silver will pay the vendors US$200,000. As well, if the five-day weighted average trading price of Liberty Silver’s common shares on the Toronto Stock Exchange as of March 1, 2013 (the “Market Price”) exceeds US$0.72 per share, Liberty Silver will issue an additional number of Liberty Silver common shares to the vendors equal to (a) 277,778 less (b) US$200,000 divided by the Market Price.

The total consideration for the acquisition of the Hi Ho Property is being applied to Liberty Silver’s expenditure commitment under its earn-in agreement with Renaissance, pursuant to the applicable area of interest provisions. With the addition of the Hi Ho Property payment, Liberty Silver has contributed in excess of 85% of its required US$5,000,000 expenditure commitment to earn a 70% interest in the Trinity project. Pursuant to the terms of its earn-in agreement with Renaissance, Liberty Silver has until March 29, 2016 to incur the balance of its expenditure commitment and, in addition, produce a bankable feasibility study the following year.

Quality Assurance/Quality Control

Liberty Silver uses comprehensive, industry standard QA/QC protocols for diamond drilling, core recovery, handling, sampling, shipping and assaying. All drill hole samples were analyzed using

ICP-MS by American Assay Laboratories, Reno, Nevada. Analytical precision and accuracy were monitored by Minerals Exploration and Environmental Quality, Reno, Nevada, including the use of certified reference materials (standards), blank samples, and duplicate samples. A senior Liberty Silver geologist supervised drill hole sample collection by the driller, Boart Longyear, Elko, Nevada, at the drill site and chain of custody throughout the program was unbroken. Drill hole deviation surveys were done by IDS, Elko, Nevada.

Tim Percival, MA, CPG, of Reno, Nevada, a consultant to Liberty has reviewed the technical data in this press release and is a Qualified Person as defined by National Instrument 43-101.

About Liberty Silver Corp.

Liberty Silver Corp. is focused on exploring and advancing mineral properties located in North America. Liberty Silver is led by a skilled, experienced management team and board of directors with significant experience managing exploration, development and mining projects. Liberty Silver is committed to creating value for its shareholders by advancing its current projects utilizing its mitigated risk approach to developing new resources on its current properties, and acquiring new properties that have the potential to increase their resource base. The Trinity Silver Project, located in Pershing County, Nevada, is Liberty Silver’s flagship project. Liberty Silver has the right to earn a joint venture interest in the 10,579 acres Trinity property pursuant to the terms of an earn-in agreement with Renaissance Gold Inc.

Information on the Company is available on the Company’s website www.libertysilvercorp.com, or in the SEDAR and EDGAR databases.

For Additional Information

Kevin O’Connor, Investor Relations

(416) 962-3300

ko@spinnakercmi.com

Manish Z. Kshatriya, Executive VP & CFO

(888) 749-4916

mkshatriya@libertysilvercorp.com

Cautionary Statements

The Toronto Stock Exchange does not accept responsibility for the adequacy or accuracy of this News Release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements". These statements are based on information currently available to Liberty Silver and Liberty Silver provides no assurance that actual results will meet management's expectations. Forward-looking statements include estimates and statements that Liberty Silver’s future plans, objectives or goals, including words to the effect that Liberty Silver or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as "believes", "anticipates", "expects", "estimates", "may", "could", "would", "will", or "plan". Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of Liberty Silver’s mineral properties, and Liberty Silver’s financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with Liberty Silver’s activities; and other matters discussed in this News Release and in filings made with securities regulators. This list is not exhaustive of the factors that may affect any of Liberty Silver’s forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on Liberty Silver’s forward-looking statements. Liberty Silver does not undertake to update any forward-looking statement that may be made from time to time by Liberty Silver or on its behalf, except in accordance with applicable securities laws.